Exhibit 99.3

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of 16 December 2016, by and among Mr. Qi Ji (“Mr. Ji”) and Ctrip.com International, Ltd. (the “Shareholder”), a Cayman Islands exempted company and a shareholder of China Lodging Group, Limited, a company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).  Mr. Ji and the Shareholder are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Shareholder is the registered owner and beneficial owner (as defined below) of 22,049,446 ordinary shares, par value $0.0001 per share, of the Company (the “Shares”), including those in the form of American Depositary Shares (the “ADSs”) (collectively, the “Existing Shares”). As used in this Agreement, “beneficial owner”, “beneficially own” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHEREAS, the Shareholder agrees to vote or cause to be voted all of the Existing Shares beneficially owned by the Shareholder as well as any additional Shares (including Shares in the form of ADSs) or other voting share capital of the Company with respect to which the Shareholder acquires beneficial ownership after the date of this Agreement (“Additional Shares”, and together with the Existing Shares, the “Covered Shares”), in accordance with the terms of this Agreement, in connection with any proposal or offer relating to any of the following that has been rejected by Mr. Ji (each, an “Acquisition Proposal”): (i) any merger, reorganization, consolidation, share exchange, business combination scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, license, exchange, transfer or other disposition of assets to any Third Party (as defined below) acquiring assets, individually or in the aggregate, constituting 20% or more of the consolidated assets of the Company and its subsidiaries or to which 20% or more of the total revenue or net income of the Company and its subsidiaries are attributable, (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company to any Third Party, (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company, (v) any increase in the size of the board of directors of the Company (the “Board”) resulting from or otherwise in connection with any of the transactions outlined in (i) to (iv) above that has been rejected by Mr. Ji or (vi) any public solicitation of proxies in opposition to approval and adoption of a definitive agreement providing for any of the transactions outlined in (i) to (v) above and approval of such transactions by the Company’s shareholders.

As used in this Agreement, a “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons (including any person who, directly or indirectly controls, is controlled by, or is under common control with, such person or persons (the “affiliates”)), other than (x) Mr. Ji, (y) the Shareholder, or (z) affiliates of Mr. Ji or the Shareholder.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.              Voting.  The Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with the terms and conditions herein, at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, it shall (solely in its capacity as beneficial owner of its Covered Shares), and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i)             appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure the Shareholder is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and

(ii)          vote (or cause to be voted), whether on a show of hands or a poll and whether in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares, against any resolution put to such meeting in connection with any Acquisition Proposal in the event Mr. Ji takes the position to vote against such resolution.

The Shareholder shall cause the director appointed by it to the Board to vote against any resolution put to any Board meetings in connection with any Acquisition Proposal in the event Mr. Ji takes the position to vote against such resolution.

2.              Representations and Warranties of the Shareholder.  The Shareholder makes the following representations and warranties, solely as to itself and its Covered Shares, to Mr. Ji, as follows:

(a)         Capacity; Authorization; Validity of Agreement; Necessary Action.  The Shareholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and perform the Shareholder’s obligations hereunder.  This Agreement has been duly authorized (if applicable), executed and delivered by the Shareholder and constitutes a legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law).

(b)         Ownership.  The Shareholder is as of the date hereof the sole beneficial owner of and has good and valid title to the Existing Shares, free and clear of any liens.  As of the date of this Agreement, the Shareholder’s Existing Shares constitute all of the Shares beneficially owned or owned of record by the Shareholder.  The Shareholder is the record holder or beneficial owner of the Existing Shares and has the power to agree to all of the matters set forth in this Agreement with respect to its Existing Shares.  The Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to any of the Existing Shares.

(c)          Non-Contravention; No Conflicts.  Except for the applicable requirements of the Exchange Act and the applicable laws of the Cayman Islands, (i) no filing or notice by the Shareholder with or to any governmental authority, and no authorization, consent, permit or approval from any governmental authority or any other person is necessary for the execution and delivery of this Agreement by the Shareholder or the performance by such the of the Shareholder’s obligations herein, (ii) the execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of its obligations under this Agreement, will not (1) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon the Shareholder’s assets or properties under, any provision of (A) any material contract, agreement or other instrument to which the Shareholder is party or by which any of the Shareholder’s assets or properties is bound, or (B) any judgment, order, injunction, decree or law applicable to the Shareholder or the Shareholder’s assets or properties or (2) require any consent of, registration, declaration or filing with, notice to or permit from any governmental authority.

(d)         No Inconsistent Agreements.  Except for this Agreement, the Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Existing Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Existing Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of the Shareholder set forth in this Section 2 untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing in any material respect any of its obligations under this Agreement.

(e)          No Action.  There are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the best knowledge of the Shareholder, threatened against the Shareholder that could impair the ability of the Shareholder to perform his obligations hereunder on a timely basis.

3.              Representations and Warranties of Mr. Ji. Mr. Ji represents and warrants to the Shareholder that it has all power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Mr. Ji and, assuming this Agreement constitutes a valid and binding obligation of the Shareholder, constitutes a legal, valid and binding agreement of Mr. Ji enforceable against it in accordance with its terms. The execution and delivery of this Agreement by Mr. Ji do not, and the performance by Mr. Ji of his obligations under this Agreement will not (a) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon Mr. Ji’s assets or properties under, any provision of (i) any contract, agreement or other instrument to which Mr. Ji is party or by which any of Mr. Ji’s assets or properties is bound, or (ii) any judgment, order, injunction, decree or law applicable to Mr. Ji or his assets or properties, or (b) other than compliance with its obligations under Section 13(d) or any other applicable requirements under the Exchange Act, require any consent of, registration, declaration or filing with, notice to or permit from any governmental authority or other Third Parties.

4.              Additional Shares. The Shareholder covenants and agrees that any Additional Shares acquired by the Shareholder after the date hereof shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

5.              Share Dividends, etc.  In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of ADSs to Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Shares) is declared, in each case affecting the Covered Shares, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

6.              No Inconsistent Agreements.  Subject to Section 9, without the prior written consent of Mr. Ji, the Shareholder shall not enter into any voting or similar agreement (except this Agreement) with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares that conflict with any provision of this Agreement.

7.              Documentation and Information.  The Shareholder (i) consents to and authorizes the publication and disclosure by Mr. Ji and its affiliates of the Shareholder’s identity and holding and beneficial ownership of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the U.S. Securities and Exchange Commission or other governmental authority, and (ii) agrees promptly to give to Mr. Ji any information Mr. Ji may reasonably request for the preparation of any such disclosure documents so long as such information is required by law to be disclosed therein.  The Shareholder shall promptly notify Mr. Ji of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.  None of the parties hereto shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of Mr. Ji and the Shareholder, except as such release or statement may be required by applicable law or the rules and regulations of any national securities exchange or governmental authority of competent jurisdiction.

8.              Amendments and Modification.  At any time prior to the termination of this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.              Termination. This Agreement shall become effective upon execution and shall remain in effect until terminated by either party with at least 12 months’ prior written notice,  provided that, such prior written notice shall only be given after the second anniversary of the date hereof.

10.       Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

11.       Governing Law.  This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

12.       Arbitration.  Subject to the last sentence of this Section 12, any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration.  The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Agreement (the “HKIAC Rules”).  The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.  Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).  The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.  Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.  For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

13.       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by telecopy or by registered or certified mail to Mr. Ji (if delivered by the Shareholder) or to the Shareholder (as applicable) at the following addresses (or at such other address shall be specified by such party hereto in a notice given in accordance with this Section 13):

If to Mr. Ji, to:

No. 2266 Hongqiao Road

Changning District

Shanghai 200336

People’s Republic of China

Email:

If to the Shareholder, to:

99 Fu Quan Road
Shanghai 200335
People’s Republic of China

Attention:

Email:

14.       Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that the Shareholder may assign its rights under this Agreement to one or more of its affiliates without the prior written consent of the other parties; provided further, that no assignment will relieve the assignor of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

15.       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart; provided, however, that if the Shareholder fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

16.       Headings.  The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, Mr. Ji and the Shareholder have caused to be executed or executed this Agreement as of the date first written above.

QI JI

/s/ Qi Ji

CTRIP.COM INTERNATIONAL, LTD.

By:	/s/Fan Min
Name:	Fan Min
Title:	Vice Chairman